EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:

Jenny Haynes
Vice President Investor Relations
(214) 245-3164

ODYSSEY HEALTHCARE REPORTS SECOND QUARTER 2004 RESULTS

Net Revenue Increases 34%, Earns 25 Cents Per Share

     DALLAS, TEXAS (Aug. 2, 2004)—Odyssey HealthCare, Inc. (NASDAQ: ODSY), one of the largest providers of hospice care in the United States, today announced financial results for the second quarter and the six months ended June 30, 2004.

     Net patient service revenue for the second quarter of 2004 grew 34 percent to $86.8 million, compared to $64.9 million for the second quarter of 2003. Net income for the quarter was $9.3 million, a 23 percent increase over the $7.6 million for the corresponding quarter in 2003. Earnings per diluted share were $0.25, an increase of 25 percent over the $0.20 for the 2003 second quarter.

     “We are pleased with Odyssey’s operational and financial performance in the second quarter of 2004,” said David C. Gasmire, president and chief executive officer. “We achieved strong revenue growth while also improving our operational efficiency, which was our most significant goal as we entered the year. In addition, cash flows from operations were strong as we began collecting from Medicare for services associated with acquisitions made in the past ten months. The credit for these results, and more importantly the excellent care we provide to patients and families every day, goes to our staff across the country. We deeply appreciate everything they do.”

     For the six months ended June 30, 2004, net patient service revenue grew 37 percent to $171.5 million, compared to $125.0 million in the first half of last year. Net income for the six-month period was $17.2 million, a 16 percent increase over the $14.8 million for the corresponding period of 2003. Operating cash flow for the first six months of 2004 was $16.3 million. Earnings per diluted share for the six-months were $0.46, a 15 percent increase over the $0.40 for the first six months of 2003.

     The average daily census increased 34 percent for the quarter from 5,758 patients in 2003 to 7,714 patients in 2004 and 35 percent for the six-month period from 5,561 patients in 2003 to 7,522 patients in 2004. The average length of stay for the quarter was 79 days in 2004, compared to 74 days in 2003, and 77 days for the first six months of the year, compared to 71 days in 2003.

     As previously announced, the company acquired a hospice in Tulsa, Okla., on May 1, 2004. Also during the quarter, the company’s Athens, Ga., hospice program was certified to accept Medicare patients.

     Odyssey will host a conference call to discuss the quarter on Tuesday, Aug. 3, 2004, at 9 a. m. (EDT). The call will be broadcast live and can be accessed through the Investor Relations section of the company’s website at www.odsyhealth.com. An online archive of the broadcast, commencing approximately two hours after the live call, will also be available for two weeks.

     Headquartered in Dallas, Tex., Odyssey has 69 Medicare-certified hospice programs in 29 states. In terms of both average daily patient census and number of locations, the company is one of the largest providers of hospice care in the country. Odyssey seeks to improve the quality of life of terminally ill patients and their families by providing care directed at managing pain and other discomforting symptoms and by addressing the psychosocial and spiritual needs of patients and their families.

Certain statements contained in this press release are forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements are based on management’s current expectations and are subject to known and unknown risks, uncertainties and assumptions which may cause the forward-looking events and circumstances discussed in this press release to differ materially from those anticipated or implied by the forward-looking statements. Such risks, uncertainties and assumptions include, but are not limited to, general market conditions, inflation, Medicare cap limits, patient census growth, challenges inherent in and potential changes in the company’s growth and expansion strategy, the ability to attract and retain healthcare professionals, the company’s dependence on patient referral sources, changes in reimbursement levels under the Medicare and Medicaid programs, legal proceedings, the competitive environment in which the company operates, and the disclosures contained under the headings “Overview of Government Payments” and “Some Risks Related to Our Business” in “Item 1. Business” of Odyssey’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 11, 2004, and in Odyssey’s most recent report on Form 10-Q and its other filings with the Securities and Exchange Commission. Many of these factors are beyond the ability of the company to control or predict. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements, which reflect management’s views only as of the date hereof. The company undertakes no obligation to revise or update any of the forward-looking statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements.

ODYSSEY HEALTHCARE, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net patient service revenue	$86,818	$64,896	$171,508	$124,956
Operating expenses:
Direct hospice care (1)	46,024	33,824	93,351	64,486
General and administrative (1)	22,905	17,273	45,164	33,529
Provision for uncollectible accounts	1,693	994	3,024	1,838
Depreciation	838	493	1,604	944
Amortization	173	74	332	127

	71,633	52,658	143,475	100,924

Income from operations	15,185	12,238	28,033	24,032
Other income (expense):
Interest income	46	117	93	212
Interest expense	(23)	(33)	(23)	(104)

	23	84	70	108

Income before provision for income taxes	15,208	12,322	28,103	24,140
Provision for income taxes	5,898	4,755	10,890	9,365

Net income available to common stockholders	$9,310	$7,567	$17,213	$14,775

Net income per common share:
Basic	$0.25	$0.21	$0.47	$0.42

Diluted	$0.25	$0.20	$0.46	$0.40

Weighted average shares outstanding:
Basic	36,608	35,643	36,583	35,533
Diluted	37,586	37,194	37,719	36,972

(1)	Expenses for 2003 and 2004 reflect a reallocation of employee benefit costs, including payroll taxes, from general and administrative expenses to direct hospice care expenses. See attached “Reallocation of Certain Costs” table for additional information.

ODYSSEY HEALTHCARE, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, except share amounts)

	June 30,	December 31,
	2004	2003
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$3,823	$232
Short-term investments	20,318	38,742
Accounts receivable from patient services, net of allowance for uncollectible accounts of $4,697 and $3,913 at June 30, 2004 and December 31, 2003, respectively (1)	69,588	58,895
Deferred tax assets	—	1,170
Income taxes receivable	262	1,961
Other current assets	3,826	3,584

Total current assets	97,817	104,584
Property and equipment, net	7,656	6,435
Goodwill	93,933	66,678
Intangibles, net	4,517	3,105

Total assets	$203,923	$180,802

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,993	$5,414
Accrued compensation	9,708	9,647
Accrued nursing home costs	10,411	9,585
Other accrued expenses (1)	8,024	7,128
Deferred tax liability	305	—
Income taxes payable	607	—
Current maturities of long-term debt	3	4

Total current liabilities	35,051	31,778
Long-term debt, less current maturities
Deferred tax liability	12	13
Commitments and contingencies	5,739	4,286
Stockholders’ equity:
Common stock, $.001 par value:
Authorized shares — 75,000,000
Issued and outstanding shares — 36,637,413 and 36,547,132 at June 30, 2004 and December 31, 2003, respectively	37	37
Additional paid-in capital	92,429	91,365
Deferred compensation	(198)	(317)
Retained earnings	70,853	53,640

Total stockholders’ equity	163,121	144,725

Total liabilities and stockholders’ equity	$203,923	$180,802

(1)	Certain amounts have been reclassified on the December 31, 2003 balance sheet to conform to the June 30, 2004 balance sheet.

ODYSSEY HEALTHCARE, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands, except share amounts)

	Six months ended June 30,
	2004	2003
	(unaudited)	(unaudited)
Operating Activities
Net income	$17,213	$14,775
Adjustments to reconcile net income to net cash provided
By operating activities:
Depreciation and amortization	1,936	1,071
Amortization of debt issue costs and debt discount	12	17
Stock-based compensation	119	216
Deferred tax expense	3,535	2,212
Tax benefit realized for stock option exercises	368	48
Provision for uncollectible accounts	3,024	1,838
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(13,717)	(6,774)
Other current assets	1,457	(1,356)
Accounts payable, accrued nursing home costs and other accrued expenses	2,362	3,098

Net cash provided by operating activities	16,309	15,145
Investing Activities
Cash paid for acquisitions	(28,742)	(4,753)
Decrease (increase) in short-term investments	18,424	(17,681)
Purchase of property and equipment	(2,803)	(1,349)

Net cash used in investing activities	(13,121)	(23,783)
Financing Activities
Proceeds from issuance of common stock	696	1,696
Payments of debt issue costs	(291)	—
Payments on debt	(2)	(256)

Net cash provided by financing activities	403	1,440

Net increase (decrease) in cash and cash equivalents	3,591	(7,198)
Cash and cash equivalents, beginning of period	232	7,732

Cash and cash equivalents, end of period	$3,823	$534

Supplement cash flow information
Cash interest paid	$13	$89
Income taxes paid	$5,294	$7,804

Reallocation of Certain Costs

     Effective with the first quarter of 2004, the company reallocated certain employee benefit costs, including payroll taxes, associated with direct patient care from general and administrative expense to direct hospice care expense. The reallocation was done to provide better comparability to the industry. The income statement included in this release reflects the reallocation of 2003 and 2004 expenses. The following table sets forth selected consolidated financial information as a percentage of net patient service revenue for the periods indicated assuming the reallocation. For all periods, except the three months ended March 31, 2004 and the three and six months ended June 30, 2004, the “Reported” column reflects the percentage of net patient service revenue prior to the reallocation while the “Reallocated” column reflects the percentage of net patient service revenue after the reallocation. For the three months ended March 31, 2004 and the three and six months ended June 30, 2004, the “Reported” column reflects the reallocation effective with that period and the “Without Reallocation” column assumes no reallocation:

	Three Months Ended
	03/31/03		06/30/03		09/30/03		12/31/03
	Reported	Reallocated	Reported	Reallocated	Reported	Reallocated	Reported	Reallocated
Net patient service revenue	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Direct hospice care	48.8	51.1	49.3	52.1	49.4	52.4	51.0	53.7
General and administrative	29.3	27.1	29.4	26.6	29.8	26.8	29.0	26.4
Income from operations	19.7	19.7	18.9	18.9	18.1	18.1	17.7	17.7
Net income	12.0%	12.0%	11.7%	11.7%	11.0%	11.0%	11.0%	11.0%

	Three Months Ended				Six Months Ended
	03/31/04		06/30/04		06/30/03		06/30/04
	Without		Without				Without
	Realloc.	Reported	Realloc.	Reported	Reported	Reallocated	Realloc.	Reported
Net patient service revenue	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Direct hospice care	52.4	55.9	50.0	53.0	49.1	51.6	51.2	54.4
General and administrative	29.7	26.3	29.4	26.4	29.4	26.8	29.6	26.3
Income from operations	15.2	15.2	17.5	17.5	19.2	19.2	16.3	16.3
Net income	9.3%	9.3%	10.7%	10.7%	11.8%	11.8%	10.0%	10.0%

	Year Ended
	12/31/03
	Reported	Reallocated
Net patient service revenue	100.0%	100.0%
Direct hospice care	49.7	52.4
General and administrative	29.3	26.7
Income from operations	18.5	18.5
Net income	11.4%	11.4%

END